Exhibit 99.1

Risk Factors of Mueller Water Products, LLC

In these risk factors, references to “Mueller Water,” the “Company,” “we,” “us” or “our” refer to Mueller Water Products, LLC (or its predecessor, Mueller Water Products, Inc.) and its subsidiaries.

We depend on a group of major distributors for a significant portion of our sales; any loss of these distributors could reduce our sales and continuing consolidation could cause price pressure.

In 2004, approximately 38% of our sales were to our ten largest distributors, and approximately 31% of our sales were to our three largest distributors: Hughes Supply, Ferguson Enterprises and National Waterworks. Our business relationship with most of our major distributors branches may be terminated at the option of either party upon zero to 60 days’ notice.

Our reliance on these major distributors exposes us to:

•                  the risk of changes in the business condition of our major distributors, and

•                  the risk that the loss of a major distributor could adversely affect our results of operations.

While our relationships with our ten largest distributors have been long-lasting, distributors in our industry have experienced significant consolidation in recent years, and we cannot assure you that our distributors will not be acquired by other distributors who buy products from our competitors. We also cannot assure you that, as consolidation among distributors continues, distributors will not be able to force us to lower our prices, which would have an adverse impact on our results of operations. Moreover, the loss of any of National Waterworks, Hughes Supply or Ferguson Enterprises as a distributor could have a material adverse effect on our results of operations.

Our business will be adversely affected by a downturn in government spending related to infrastructure upgrades, repairs and replacements, or in the cyclical residential or non-residential building markets.

Our business is primarily dependent upon spending on water and wastewater infrastructure upgrades, repairs and replacement, new water and wastewater infrastructure spending (which is dependent upon residential construction) and spending on non-residential construction. Spending growth in the infrastructure upgrades, repairs and replacement sector has slowed in recent years as state and local governments’ budgets were negatively impacted by the downturn in the economy. We cannot assure you that economic conditions will continue to improve or that if they do, that state and local governments will address deferred infrastructure needs. Although the residential building market has experienced growth in recent years, we cannot assure that this growth will continue in the future. The residential and non-residential building markets are cyclical, and, historically, down cycles have typically lasted approximately four to six years. From 1987 to 1991, total housing starts declined 38.1% from peak to trough. The United States reached a record high in single family housing starts in 2004 and housing starts continue to remain strong. Non-residential construction has slowed since 2000, with a modest improvement in 2004, and we cannot predict whether conditions will continue to improve. Any significant decline in the residential or non-residential building markets or governmental spending on infrastructure could have a material adverse effect on our financial condition and results of operations.

Our brass products contain lead, which may be replaced in the future.

Our brass products, which constituted approximately 8.5% of our sales in 2004, contain approximately 5.0% lead. Environmental advocacy groups, relying on standards established by California’s Proposition 65, are seeking to eliminate or reduce the content of lead in some of these products, including water meters and valves, and to limit their sale in California. Some of our business units have entered into settlement agreements with these environmental advocacy groups that have required them to either modify some of these products or offer substitutes for them with respect to products sold in California. Modifications of or substitutions for our products to meet or conform with regulatory requirements will require incremental capital spending of up to $8.0 million in the next two years and will require us to purchase more expensive raw materials, and we may not be able to pass these costs on to our customers. Legislation to substantially restrict lead content in water products has been introduced in the United States Congress. If Congress adopts such legislation or if similar issues are raised in Congress in the future or in other jurisdictions or if these or other advocacy groups file suit against us under Proposition 65, our results of operations and financial condition could be adversely affected.

Certain of our products may not be in compliance with NSF standards, which could limit the ability of municipalities to buy our products.

The National Sanitary Foundation (“NSF”) is a non-profit entity that was contracted by the U.S. Environmental Protection Agency (“EPA”) to promulgate standards for the water industry. NSF has issued NSF 61, which governs the leaching characteristics of valves and devices that are part of drinking water distribution networks, including certain of our products made from brass. In recent years, a growing majority of states have adopted, by statute or regulation, a requirement that water distribution systems utilize products that comply with NSF 61 and/or are certified as NSF 61 compliant. We, along with others in the industry, are engaged in the lengthy process of attempting to obtain certification of NSF 61 compliance for all of our relevant products. In 2004, our sales of brass products were $92.6 million, or 8.5% of our sales. Approximately 3,400 of the water infrastructure products we currently produce are made of brass. Approximately 85% of these water infrastructure brass products have been certified; and these represent approximately 70% of our water infrastructure brass product sales. In the event that some of our water infrastructure brass products are found not to be in compliance with NSF 61, those products may not be accepted by various municipalities or we may be forced to modify non-conforming products with substitute materials which may require increased cost, thereby adversely affecting profitability. In addition, if our competitors develop a complete line of NSF 61 compliant brass products before we do, we may be placed at a competitive disadvantage which may, in turn, adversely affect profitability.

Our industry is very competitive and some of our piping systems products are commodities.

The domestic and international markets for flow control products are competitive. While there are only a few competitors for most of our product offerings, many of them are well-established companies with strong brand recognition. In particular, our malleable iron and cast iron pipe fitting products, which together comprised 9.0% of our sales in 2004, face competition from less expensive imports and our pipe nipple and hanger products and our pipe fittings and couplings products, which together comprised 25.5% of our sales in 2004, compete on the basis of price and are sold in fragmented markets with low barriers to entry, allowing less expensive domestic and foreign producers to gain market share and reduce our margins.

In addition, the U.S. Department of Commerce has imposed anti-dumping duties on imported malleable and non-malleable iron fittings from China. We cannot assure you that these government agencies will continue the current duties on imported malleable and non-malleable iron fittings. If the duties for respondent companies, which range from 7.35% to 14.32% (111.36% for other producers/exporters) for malleable iron fittings and 6.34% to 7.08% (75.5% for other producers/exporters) for non-malleable iron fittings, are reduced or completely eliminated, we may be forced to reduce the prices of some of our products. An increase in foreign competition, a decrease in these duties or a strengthening in the U.S. dollar could have a material adverse effect on our financial condition and results of operations.

Our results have been, and may continue to be, adversely impacted by increases in raw material prices.

Our products are made from several basic raw materials, including sand, resin, brass ingot, steel pipe and scrap steel and iron. We generally purchase raw materials at spot prices and do not hedge our exposure to price changes. Our business could be adversely affected by increases in the cost of our raw materials, as we may not be able to fully pass these costs on to our customers. Management estimates that raw materials and purchased components used in our manufacturing processes currently account for approximately 15%-17% of our cost of goods sold.

Our business may be adversely impacted by work stoppages and other labor relations matters.

We are subject to a risk of work stoppages and other labor relations matters because our hourly workforce is highly unionized. As of September 30, 2004, about 73% of our hourly workforce was represented by unions. These employees are represented by locals from approximately six different unions, including the Glass, Molders, Pottery, Plastics and Allied Workers International Union, which is our largest union. Our significant labor agreements will expire at various times through April 2010, at which time they must be renegotiated. Work stoppages for an extended period of time could have a material adverse effect on our business. Labor costs are a significant element of the total expenditures involved in our manufacturing process, and an increase in the costs of labor could therefore have a material adverse effect on our business. In addition, the freight companies who deliver our products to our distributors generally use unionized truck drivers, and we could also be adversely affected if our contractors face work stoppages or increased labor costs.

We may be subject to product liability claims that could require us to make significant cash payments.

We would be exposed to product liability claims in the event that the use of our products results, or is alleged to result, in bodily injury and/or property damage. We cannot assure you that we will not experience any material product liability losses in the future or that we will not incur significant costs to defend such claims. While we currently have product liability insurance, we cannot assure you that our product liability insurance coverage will be adequate for any liabilities that may ultimately be incurred or that it will continue to be available on terms acceptable to us. A successful claim brought against us in excess of our available insurance coverage or a requirement to participate in a product recall may have a materially adverse effect on our business.

Under the terms of the August 1999 purchase agreement relating to the acquisition of our business from Tyco in August of 1999, we are indemnified by Tyco for all liabilities arising in connection with our business with respect to products manufactured or sold prior to the closing of that transaction. The indemnity survives forever and is not subject to any dollar limits. However, we may be responsible for these liabilities in the event that Tyco ever becomes financially unable to, or otherwise fails to comply with, the terms of the indemnity. In addition, Tyco’s indemnity does not cover product liabilities to the extent caused by our products manufactured after that transaction.

We may be adversely affected by environmental, health and safety laws and regulations or liabilities.

We are subject to various laws and regulations relating to the protection of the environment and human health and safety and must incur capital and other expenditures to comply with these requirements. Failure to comply with any environmental, health or safety requirements could result in the assessment of damages, or imposition of penalties, suspension of production, a required upgrade or change to equipment or processes or a cessation of operations at one or more of our facilities. Because these laws are complex, constantly changing and may be applied retroactively, we cannot assure you that these requirements, in particular as they change in the future, will not have a material adverse effect on our business, profitability and results of operations. In particular, we will be required to incur costs to comply with the EPA’s National Emissions Standards for Hazardous Air Pollutants (“NESHAP”) for iron and steel foundries and for our foundries’ painting operations. These costs may be material. In addition, we may be required to conduct investigations and perform remedial activities that could require us to incur material costs in the future. Our operations involve the use of hazardous substances and the disposal of hazardous wastes. We may incur costs to manage these substances and wastes and may be subject to claims for damage for personal injury, property damages or damage to natural resources.

Under the terms of the August 1999 purchase agreement relating to the acquisition of our business from Tyco and our formation, we are indemnified by Tyco for all environmental liabilities arising in connection with our business and relating to actions occurring or conditions existing prior to the closing of that transaction, including certain asbestos litigation. The indemnity survives forever and is not subject to any dollar limits. We however, may be responsible for these liabilities in the event that Tyco ever becomes financially unable to, or otherwise fails to comply with, the terms of the indemnity. In addition, Tyco’s indemnity does not cover environmental liabilities to the extent caused by our company or the operation of our business after that transaction, nor does it cover environmental liabilities arising with respect to businesses or sites acquired after August 1999.